AVP, Inc. Completes $3 Million Second Round Financing

LOS ANGELES, Ca, - June 14, 2006 - AVP, Inc. (OTC Bulletin Board: AVPI), a lifestyle sports entertainment company focused on professional beach volleyball, today announced completion of a $3 million financing with AmTrust Financial Services, Inc. This second round of financing follows a $2.5 million transaction completed May 4, 2006 with Diker Funds and an individual investor, Edward H. Meyer, bringing total investment in the Company to $5.5 million.

"We believe we now have more than adequate capital to fund our efforts to further leverage the commercial potential and significant revenue generating opportunities from the growing national interest in professional beach volleyball," said Leonard Armato, Chief Executive Officer of AVP. "We remain focused on growing existing and new sponsorship agreements, expanding licensing agreements and marketing programs, and increasing attendance and number of events as part of our accelerated growth plan."

About AVP, Inc.
AVP, Inc. is a lifestyle sports entertainment company focused on the production, marketing and distribution of professional beach volleyball events worldwide. AVP operates the industry's most prominent volleyball tour in the United States, the AVP Crocs Tour. Featuring more than 200 of the top American men and women competitors in the sport, AVP will hold 16 AVP Crocs Tour events throughout the United States in 2006. In 2004, AVP athletes successfully represented the United States during the Olympics in Athens, Greece, winning gold and bronze medals, the first medals won by U.S. women in professional beach volleyball. For more information, please visit www.avp.com.

All above-mentioned trademarks are the property of their respective owners.

Contacts:
AVP, Inc                                    MKR Group, LLC
Andrew Reif                                 Investor Relations
COO and CFO                                 Todd Kehrli or Jim Byers
(310) 426-8000                              (818) 556-3700
areif@avp.com                               ir@mkr-group.com